UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2016

QUADRANT 4 SYSTEM CORPORATION
(Exact name of registrant as specified in its charter)

Illinois
(State or Other Jurisdiction of Incorporation)

033-42498	65-0254624
(Commission File Number)	(IRS Employer Identification Number)

1501 E. Woodfield Road, Suite 205 S, Schaumburg, IL 60018
(Address of principal executive offices)

(855) 995-QFOR
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8: OTHER EVENTS

ITEM 8.01: Other Events.

Software Licensing:

The Company signed an agreement to grant a perpetual license for the source code of its QHIX platform (‘Licensed Software’) to a major software and services firm (‘Licensee’) who will serve as the Company’s channel partner. The Licensee provides health claims processing systems to over 400 health plans/payors and health care providers across the country covering over 150 million members. This agreement provides an exclusivity to the licensee in certain segments of the market, provided the licensee meets certain performance requirements. Under this agreement, the licensee will pay the Company an upfront cash payment of $3.1 million in addition to quarterly royalty payments based on the revenues they generate by deploying the Licensed Software. The Royalty payment agreement calls for the licensee to pay up to $90 million to the Company by sharing revenue generated from sale of Licensed Software. The perpetual license will be considered fully paid when the Company receives from the licensee a total of $90 million in royalties. In addition to the upfront payment and royalty per this agreement, the Company will also receive annual fees for maintenance, support and upgrades; and professional fees for services such as implementation of QHIX and other related services. While upfront payment is guaranteed, the Company may not receive the full stipulated maximum royalty payments from this agreement. Certain market conditions, performance of the Licensee, and that of the Company’s QHIX platform will determine the total royalty payments the Company will receive. This licensing agreement will become effective upon completion of due diligence being currently performed by the Licensee.

ITEM 9.01: FINANCIAL STATEMENTS AND EXHIBITS

Financial statements of business acquired – Not required;

Pro forma financial information – Not required;

Shell Company Transactions – Not required;

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUADRANT 4 SYSTEM CORPORATION

May 2, 2016	By:	/s/ Dhru Desai
Dhru Desai
Chief Financial Officer